Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-151632 on Form S-1 of Superfund Gold, L.P. of our report dated May 15, 2009, relating to the statements of financial condition of Superfund Gold, L.P. — Series A and Series B as of December 31, 2008, and of our report dated July 6, 2009, related to the statement of financial condition of Superfund Capital Management, Inc. as of December 31, 2008, both appearing in the Prospectus and Disclosure Document, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
October 12, 2009